CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended 2001 Stock Option Plan of Cardiome Pharma Corp. of our report dated February 10, 2006 (except as to Note 19 which is as of March 13, 2006), with respect to the consolidated financial statements of Cardiome Pharma Corp. for the year ended December 31, 2005 included in the Annual Report (Form 40-F) and included in the 2005 Annual Report to shareholders of Cardiome Pharma Corp. (Form 6-K), filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
August 16, 2006	Chartered Accountants